BRITISH COLUMBIA

Number: BC1109261

CERTIFICATE
OF
INCORPORATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that GLOBEX DATA LTD. was incorporated under the Business Corporations Act on March 1, 2017 at 09:50 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On March 1, 2017

CAROL PREST
Registrar of Companies
Province of British Columbia
Canada

ELECTRONIC CERTIFICATE